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                                                                     EXHIBIT 8.1

                          STROOCK & STROOCK & LAVAN LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

March 25, 2002

Delta Funding Corporation
1000 Woodbury Road
Woodbury, New York  11797

Renaissance Mortgage Acceptance Corp.
1000 Woodbury Road
Woodbury, New York  11797

Re: Renaissance Mortgage Acceptance Corp.
    Registration Statement on Form S-3
    (No. 333-82550)

Ladies and Gentlemen:

We have acted as counsel for Delta Funding Corporation ("Delta") and Renaissance Mortgage Acceptance Corp. ("Renaissance") in connection with the issuance of $171,500,000 aggregate principal amount of Home Equity Loan Asset-Backed Certificates, Series 2002-1 (the "Certificates"). A Registration Statement on Form S-3 relating to the Certificates (No. 333-82550) (the "Registration Statement") has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and was declared effective on February 12, 2002. As set forth in the Prospectus dated March 25, 2002 (the "Prospectus") and the Prospectus Supplement dated March 25, 2002 (the "Prospectus Supplement"), the Certificates will be issued by a trust established by Renaissance pursuant to the provisions of a Pooling and Servicing Agreement dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), between Delta, as seller, Renaissance, as depositor, Ocwen Federal Bank FSB , as servicer, and Wells Fargo Bank Minnesota, National Association, as trustee. The transaction is scheduled to close, and the Certificates will be issued on March 28, 2002.

We have examined a form of the Pooling and Servicing Agreement, a form of the Certificates, and the Prospectus and Prospectus Supplement. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us.

         Based upon the foregoing, we are of the opinion that:

         1. When the Pooling and Servicing Agreement has been duly executed and delivered by all of the parties thereto, it will constitute the legal, valid and binding agreement of Delta and Renaissance, enforceable against the Delta and Renaissance in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the understanding that no opinion is expressed as to the application of equitable principles in any proceeding, whether at law or in equity.

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         2. The Certificates, assuming the due execution and authentication by the Trustee and, in the case of the Offered Certificates, payment therefor pursuant to the related underwriting agreement, will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

         3. Assuming that a timely REMIC election is made with respect to each of REMIC I and REMIC II and that each of REMIC I and REMIC II is in compliance with the provisions of the Pooling and Servicing Agreement, (i) each of REMIC I and REMIC II will be a "real estate mortgage investment conduit" as defined in
Section 860D of the Code, (ii) each class of the REMIC I Regular Interests and REMIC II Regular Interests, the Offered Certificates, Class P and the Class BIO Certificates will be considered "regular interests" (as defined in Section 860G of the Code) in a REMIC, and (iii) the Class R-1 and Class R-2 Certificates will be considered to evidence the "residual interest" (as defined in Section 860G of the Code) in the REMIC.

         4. The information in the Prospectus Supplement under the caption "Federal Income Tax Considerations," and in the Prospectus under the caption "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

The opinion expressed in paragraphs 3 and 4 above are based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof.

Except as provided below, this opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus Supplement, and to the filing of this opinion as an exhibit to an application made by or on behalf of Delta, Renaissance or any dealer in connection with the registration of the Certificates under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP